Ultra Petroleum Announces Hedging Update

HOUSTON, Jan. 12, 2015 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today announced that it has placed fixed price natural gas swaps for 2015 of 123.3 Bcf at a weighted average price of $4.00 per Mcf. A large majority of the swaps are in the second and third quarters of the year where it is estimated that approximately 70 percent of the company's natural gas production is hedged. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

The company's current hedge position is detailed in the table below:

NYMEX Natural Gas Swaps:	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Volume (Bcf)	17.8	44.9	45.3	15.3	123.3
$/Mmbtu	$4.54	$3.65	$3.65	$3.65	$3.78
$/Mcf	$4.81	$3.87	$3.87	$3.87	$4.00

Note: Amounts may not total due to rounding.

Ultra Petroleum exited 2014 with 85 percent of the company's outstanding borrowings comprised of fixed-rate debt with an average remaining term of 6.4 years and a 5.8 percent weighted average coupon rate. The company has $482.0 million of available liquidity under its $1.0 billion revolver.

The covenant for the outstanding debt at the subsidiary level, consisting of the senior credit facility and senior notes, is based upon a debt to trailing twelve month EBIDTA ratio that is not to exceed 3.5 times. It is expected that at the end of 2014 it was 2.6 times. The outstanding debt associated at the parent level is subject to an interest coverage ratio of debt to trailing twelve month interest that needs to be at least 2.25 times or greater. It is estimated that at the end of 2014 it was in excess of 5.0 times.

"Our current hedges provide sufficient cash flow certainty to allow us to allocate capital toward our highest returning projects," stated Garland R. Shaw, Senior Vice President and Chief Financial Officer. "Currently in Pinedale, we are drilling in areas with EUR's averaging approximately 5.0 Bcfe. The returns at $4.00 per Mcf are over 70 percent with break-evens at $2.00 per Mcf."

"On the operations front," Shaw continued, "Our Uinta oil production exceeded the 11,000 barrels a day equivalent gross that was targeted for the year-end exit rate. Furthermore, we continue to have success in integrating our acquired Pinedale assets from Shell. For example, recently we began restoring production on a set of 19 wells that were previously shut-in due to the lack of a liquids gathering system in the area."

About Ultra Petroleum
Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". This release and additional information about the company can be found at http://www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements about future returns and commodity prices as well as other opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Utah, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC.

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CONTACT: Kelly L. Whitley, Director Investor Relations, Phone: 281-582-6602, Email: kwhitley@ultrapetroleum.com